FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS RECORD FIRST QUARTER RESULTS;
MANAGEMENT RAISES 2006 GUIDANCE
Tempe, AZ – May 4, 2006 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported record GAAP and pro forma financial results for the first quarter ended March 31, 2006. All share and per share amounts have been adjusted to account for the two-for-one stock split in the form of a 100% stock dividend effected on March 10, 2006.
Pro Forma First Quarter 2006 vs. First Quarter 2005
•	Total revenues increased 23.3% to $56.4 million from $45.7 million;

•	Lease revenues increased 24.5% to $51.5 million from $41.4 million;

•	Lease revenues comprised 91.3% of total revenues as compared to 90.5% during last year’s first quarter;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 27.7% to $24.3 million from $19.0 million;

•	Net income rose 37.6% to $8.8 million compared to $6.4 million; diluted earnings per share (“EPS”) rose 31.8% to $0.28 from $0.21 per diluted share; and,

•	Operating margins increased to 36.6% from 34.9%.
Three Months Ended March 31, 2006
(in thousands except per share data)
(includes effects of rounding)

		Share-based
	Pro forma	compensation	Actual
Revenues	$56,420	$—	$56,420
EBITDA	$24,315	$(754)	$23,561
Pre tax income (loss)	$14,281	$(754)	$13,527
Provision for income taxes	$5,498	$(175)	$5,323
Net income (loss)	$8,783	$(579)	$8,204
Diluted earnings (loss) per share	$0.28	$(0.02)	$0.26
Diluted shares outstanding	31,735	(53)	31,682
Other First Quarter Highlights
•	Internal growth (the increase in leasing revenues at locations open one year or more, excluding any growth from acquisitions at those locations) was 23.2%, significantly above the 18% to 19% projected by management in February 2006; the internal growth rate was 22.6% during the fourth quarter of 2005;

•	The average utilization rate was 80.1% which was similar to the 80.5% achieved during the first quarter of 2005;

•	The lease fleet grew 15.4% during the quarter to over 118,400 units, compared to 102,600 units at March 31, 2005;

•	Yield (total lease revenues per unit on rent) was $549 per unit or 7.8% ahead of last year’s first quarter;

•	The average number of units on rent increased 15.5% to 93,787 from 81,217 in the first quarter of 2005;

•	Funded debt to EBITDA was 3.5 to 1 at March 31, 2006 because the $120 million of net proceeds from our March equity offering had not yet been applied to pay down debt.
(more)

Mobile Mini, Inc. News Release
May 4, 2006
Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “The first quarter came in considerably ahead of our expectations due to a better than anticipated internal growth rate. We experienced strong demand from core customers, which also drove the increase in average rental rates. The current quarter’s 7.8% improvement in comparable quarter yield builds upon the 7.7% yield improvement achieved in the first quarter of 2005.”
He continued, “Last week we completed the acquisition of the Royal Wolf Companies, and as a result, Mobile Mini is the world’s leading provider of portable storage solutions. We now have two more California locations, six U.K. locations, plus a branch in The Netherlands. By consolidating operations at the 10 U.S. locations where there was branch overlap, we have substantially strengthened our competitive position and market dominance at several of our domestic locations. The acquisition included 18,000 portable storage containers, offices and related rental assets. Despite certain capital constraints, our newly acquired European locations enjoyed a three-year compound annual growth rate of over 22%. By bringing Mobile Mini’s financial resources and the industry’s most comprehensive product selection, while retaining the exceptional team who built the business, we have high expectations of continued growth and strong performance from the acquired business.”
Lawrence Trachtenberg, Executive Vice President & CFO, noted, “We completed a public offering of 4.6 million shares of common stock in March 2006 resulting in net proceeds of approximately $120 million. Recently we used $57.5 million of the proceeds to pay down 35% of our $150 million 9.5% Senior Notes. The equity offering was a non-dilutive transaction because the interest expense savings will offset the increase in shares outstanding. Our modified and amended $350 million credit facility, along with funds generated by operations, have placed Mobile Mini in the strongest financial position in its history. At the same time, we have been successfully deleveraging our balance sheet. As of today’s news release, we have approximately $168 million in outstanding bank borrowings.”
The Business Model
Mobile Mini’s business model involves substantial fixed costs at all of its 60 locations in order to maintain the infrastructure necessary to support growth. Operating margins increase with growth in the number of containers on lease at existing locations. While newer locations produce lower operating margins until we are able to increase their number of containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established and that older branches produced healthy returns on invested capital.

	After Tax Return on Invested		Operating Margin %
	Capital (NOPLAT)		(after corporate allocation)
Year Branch	12 months ended March 31,		3 months ended March 31,
Established	2006 (Pro forma)	2005	2006 (Pro Forma)	2005
Pre-1998	17.9%	16.8%	43.2%	41.2%
1998	17.9%	14.7%	46.6%	40.3%
1999	9.1%	7.9%	26.9%	24.4%
2000	12.3%	11.8%	31.5%	35.9%
2001	13.0%	9.9%	36.5%	29.2%
2002	10.4%	7.3%	29.1%	21.8%
2003	8.4%	2.3%	22.1%	13.5%
2004	(0.1)%	(10.1)%	9.6%	(21.2)%
2005	(10.2)%	N/A	N/A	N/A
All Branches	14.5%	12.7%	36.6%	34.9%

Mobile Mini, Inc. News Release
May 4, 2006
2006 Pro Forma Second Quarter and Full Year Guidance
Mr. Bunger continued, “Business indicators point to continued strong performance for the second quarter and remainder of the year. As of late-April, the number of units on rent was continuing to run 15.5% ahead of the same period last year. During this second quarter, with the inclusion of the Royal Wolf acquisition for two of the three months, we anticipate lease revenues of approximately $57 million. Based upon these revenues, we expect second quarter pro forma EBITDA will be approximately $27 million and pro forma diluted EPS in the $0.29 to $0.30 range. For the year, we are raising our pro forma EBITDA guidance to between $113 million and $115 million and we expect diluted EPS of between $1.25 and $1.30, based upon lease revenues of between $235 million and $237 million.”
Mobile Mini’s 2006 pro forma earnings guidance for second quarter and full year excludes approximately $0.02 and $0.06 per diluted share, respectively, after tax, to reflect the impact of SFAS 123(R), “Share-Based Payment,” a new accounting pronouncement requiring the expensing of share-based compensation. In addition, during the second quarter, Mobile Mini will record debt extinguishment costs of $6.4 million or approximately $0.12 per diluted share, after tax, which is excluded in pro forma guidance. Including the impact of SFAS 123(R) and debt extinguishment costs, Mobile Mini’s 2006 diluted EPS guidance is in the $1.07 to $1.12 range.
EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, Thursday, May 4th at 12:00 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 140,000 portable storage units and portable offices with 60 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for 2006 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini News Release
May 4, 2006
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands except per share data)

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2006	2006	2005
	Actual	Pro forma	Actual
Revenues:
Leasing	$51,534	$51,534	$41,392
Sales	4,528	4,528	3,982
Other	358	358	369

Total revenues	56,420	56,420	45,743
Costs and expenses:
Cost of sales	2,914	2,914	2,527
Leasing, selling and general expenses (1)	29,996	29,242	24,182
Depreciation and amortization	3,588	3,588	3,048

Total costs and expenses	36,498	35,744	29,757

Income from operations	19,922	20,676	15,986

Other income (expense):
Interest income	51	51	1
Interest expense	(6,446)	(6,446)	(5,520)

Income before provision for income taxes	13,527	14,281	10,467
Provision for income taxes	5,323	5,498	4,082

Net income	$8,204	$8,783	$6,385

Earnings per share:
Basic:	$0.27	$0.29	$0.22

Diluted:	$0.26	$0.28	$0.21

Weighted average number of common and common share equivalents outstanding:
Basic	30,686	30,686	29,406

Diluted	31,682	31,735	30,350

EBITDA	$23,561	$24,315	$19,035

(1)	Includes share-based compensation of $754 for the three months ended March 31, 2006, pursuant to SFAS No. 123(R) “Share-Based Payment”, using the modified prospective method and is excluded in the pro forma results.

Mobile Mini News Release
May 4, 2006
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in thousands except per share data)

	March 31, 2006	December 31, 2005
ASSETS	(unaudited)	(audited)
Cash and cash equivalents	$119,913	$207
Receivables, net	23,061	24,538
Inventories	24,492	23,490
Lease fleet, net	572,243	550,464
Property, plant and equipment, net	35,764	36,048
Deposits and prepaid expenses	7,663	7,669
Other assets and intangibles, net	8,059	6,230
Goodwill	56,311	56,311

Total assets	$847,506	$704,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$13,798	$17,481
Accrued liabilities	31,880	35,576
Line of credit	173,000	157,926
Notes payable	286	659
Senior notes	150,000	150,000
Deferred income taxes	80,691	75,340

Total liabilities	449,655	436,982

Commitments and contingencies Stockholders’ equity:
Common stock; $0.01 par value, 95,000 shares authorized, 35,250 and 30,618 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	353	306
Additional paid-in capital	261,052	141,855
Deferred share-based compensation	—	(2,258)
Retained earnings	135,147	126,942
Accumulated other comprehensive income	1,299	1,130

Total stockholders’ equity	397,851	267,975

Total liabilities and stockholders’ equity	$847,506	$704,957

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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